Exhibit 99.1

For Immediate Release
March 28, 2016

For More Information
Trisha Voltz Carlson, SVP Investor Relations Manager
504-299-5208 or trisha.carlson@hancockbank.com

Hancock Updates Provision Guidance for First Quarter of 2016
Impact of Prolonged Energy Cycle Drives Higher Than Expected Provision for Credit Losses

GULFPORT, Miss.  (March 28, 2016) — Hancock Holding Company (Nasdaq:  HBHC) today announced that the company is updating its prior guidance related to the expected provision for credit losses in the first quarter of 2016.  As a result of the prolonged energy cycle there were risk rating downgrades on over $300 million in outstanding energy credits that have been identified recently.  These changes, which include the results of a regulatory shared national credit (SNC) review that was completed on March 15, 2016, will require approximately $45 million in additional provision expense in the first quarter.  Based on this new information, management now expects the total provision for credit losses in the first quarter of 2016 to approximate $58 - $62 million.

Management is not updating any other prior guidance at this time and will announce first quarter of 2016 financial results after market close on April 19, 2016, and host a conference call at 9:00 a.m. Central Time on April 20, 2016.

About Hancock Holding Company
Hancock Holding Company is a financial services company with regional business headquarters and locations throughout a growing Gulf South corridor. The company's banking subsidiary provides a comprehensive network of full-service financial choices through Hancock Bank locations in Mississippi, Alabama, and Florida and Whitney Bank offices in Louisiana and Texas, including traditional and online banking; commercial and small business banking; energy banking; private banking; trust and investment services; certain insurance services; mortgage services; and consumer financing. More information and online banking are available at www.hancockbank.com and www.whitneybank.com.

Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and we intend such forward-looking statements to be covered by the safe harbor provisions therein and are including this statement for purposes of invoking these safe-harbor provisions.  Forward-looking statements provide projections of results of operations or of financial condition or state other forward-looking information, such as expectations about future conditions and descriptions of plans and strategies for the future.

Forward-looking statements that we may make include, but may not be limited to, comments with respect to future levels of economic activity in our markets, including the impact of volatility of oil and gas prices on our energy portfolio and associated loan loss reserves and possible charge-offs, and the downstream impact on businesses that support the energy sector, especially in the Gulf Coast region.   Factors that could cause actual results to differ from those expressed in Hancock's forward-looking statements include, but are not limited to, management's identification of additional factors or future adverse developments in the energy and energy support sector , material changes to expectations or estimates of current risks and future trends in the energy industry, and those risk factors included in Hancock's public filings with the Securities and Exchange Commission, which are available at the SEC's internet site (http://www.sec.gov).  You are cautioned not to place undue reliance on these forward-looking statements.  Hancock does not intend, and undertakes no obligation, to update or revise any forward-looking statements, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements, except as required by law.
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